UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 3, 2008

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59 th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 3, 2008, pursuant to the terms of a subscription agreement (the “Subscription Agreement”), dated July 2, 2007, between Brainstorm Cell Therapeutics Inc. (the “Company”) and ACCBT Corporation (“ACCBT”), the Company closed a common stock and warrant financing in exchange for $750,000. In consideration for such investment, the Company issued to Jacob Berger (as a permitted assignee under the Subscription Agreement) 2,125,000 shares of its common stock, par value $0.00005 (“Common Stock”), and the Company issued to ACCBT 2,000,000 shares of its Common Stock and a warrant for the purchase of 4,537,500 shares of Common Stock with the exercise price of $0.29.

In addition, on April 3, 2008, the Company issued 187,500 shares of Common Stock to Tayside Trading Ltd (“Tayside”), as a part of the 1,250,000-share finder’s fee that Tayside is entitled to over time in connection with the installment investments made by ACCBT or permitted assignees under the Subscription Agreement (as was previously disclosed).

The issuance of the securities described in this Item 3.02 was effected without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of such securities. The Company intends to use the net proceeds of the payment pursuant to the Subscription Agreement described above for general corporate and working capital purposes.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brainstorm Cell Therapeutics Inc.

April 3, 2008	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer